Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2021
THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, May 6, 2021, at 3:30 PM CT (4:30 PM ET)

•Revenues of $63.3 million increased 3.4% compared to third quarter last year
•Net loss of $6.0 million includes $3.4 million related to acquisition of peripheral support catheters from WavePoint Medical, LLC
•Management provides fiscal 2021 fourth quarter revenue guidance of $67 million to $70 million, representing sequential quarter revenue growth of 6% to 11%
•Journal of Medical Economics article demonstrates economic benefits of orbital atherectomy
•Announced investment and acquisition option agreement with CarePICS, LLC
•First patients treated with WIRION® embolic protection system
•First patient in Europe treated with Diamondback 360® Coronary OAS

St. Paul, Minn., May 6, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its fiscal third quarter, ended March 31, 2021.

Executive Commentary – Scott Ward, Chairman, President and CEO

“We finished the third quarter on a strong note. The increase in vaccinations and simultaneous decrease in Covid hospitalizations in February and March resulted in improved procedure volumes during the second half of the quarter.

“Third quarter revenues increased 3.4% to $63.3 million and were led by our coronary franchise, due to strong procedure volume domestically, increased sales of procedure support products, and growing adoption of orbital atherectomy internationally. Peripheral revenues were flat as patients with claudication continued to defer evaluation and treatment. Office-based labs (OBLs) purchased nearly one-half of our peripheral unit volume during the quarter demonstrating that an increased number of complex peripheral procedures were performed outside the hospital. Throughout the pandemic, we have seen the OBL become another viable option for complex procedures, which we expect to continue even as the pandemic subsides.

“As we head into our fourth quarter, we believe the majority of markets we serve have either returned to pre-Covid procedure levels or are poised to do so in the very near future.

“As a result, the momentum that we built in the latter half of the third quarter continued through early May and we are optimistic that we will benefit from the continued growth in peripheral and coronary procedure volumes throughout the rest of the fourth quarter.

“The improvement in the state of the U.S. healthcare system aligns well with the planned commercial launch of our peripheral support devices later this month. The increasing ability of our field sales organization to support cases and introduce these products to our physicians is a core component of our growth strategy going forward.”

Cardiovascular Systems, Inc.
May 6, 2021

Q3 Financial Highlights

CSI’s fiscal 2021 third-quarter revenues were $63.3 million, representing an increase of $2.1 million, or 3.4%. Gross profit margin was 77.9%.

Selling, general and administrative expenses were flat year-over-year at $41.4 million. Research and development expenses increased 32.1% to $13.2 million due to in-process research and development (IPR&D) charges from the acquisition of a product portfolio of peripheral microcatheters for $3.4 million.

Third-quarter net loss of $6.0 million, or $0.15 per basic and diluted share, compared unfavorably to net loss of $2.9 million, or $0.08 per basic and diluted share, in the prior-year period. Adjusted EBITDA totaled $2.5 million, as compared to $1.6 million in the prior year.

As of March 31, 2021, CSI had cash and marketable securities totaling $211.1 million and no long-term borrowings.

Fiscal 2021 Fourth Quarter Guidance

For the fiscal 2021 fourth quarter ending June 30, 2021, CSI anticipates:
•Revenue of $67 million to $70 million, representing sequential revenue growth of 6% to 11% compared to the third quarter of fiscal 2021;
•Gross profit as a percentage of revenues in the 70% to 71% range*;
•Operating expenses in a range of $53.5 million to $55.5 million;
•Net loss in a range of $6.0 to $7.0 million; and
•Adjusted EBITDA loss of $1.0 million to $2.0 million.

* Two factors will result in temporary lower gross margins during Q4: 1. CSI will incur a one-time charge to cost of goods sold related to the upgrade of saline pumps that will be reaching end of service over the coming 24-36 months. 2. Throughout the pandemic, CSI operated its production facilities to ensure adequate safety stock. With pandemic conditions stabilizing, CSI will temporarily reduce production during Q4 to restore normal inventory levels. Combined, these factors are expected to result in gross margin of approximately 70% to 71% during Q4.

Conference Call Scheduled for Today at 3:30 p.m. CT (4:30 p.m. ET)
CSI will host a live conference call and webcast of its fiscal third-quarter results today, May 6, 2021, at 3:30 p.m. CT (4:30 p.m. ET). To participate in the conference call, please register here. To access the live webcast, click here. A webcast replay will be available beginning at 6:30 p.m. CT the same day.

Journal of Medical Economics article demonstrates economic benefits of orbital atherectomy
As previously announced on May 3rd, a new article published in the Journal of Medical Economics reviewed the two-year PAD-related health care costs of patients enrolled in the LIBERTY 360° trial.

Investment and acquisition option agreement signed with telehealth company
As previously announced on April 8th, CSI completed a minority investment and entered into an acquisition option agreement with CarePICS, LLC, a telehealth company offering a virtual care platform designed to improve the outcomes of patients suffering from peripheral artery disease, critical limb ischemia and lower extremity wounds.

Acquisition of peripheral support catheters
As previously announced on March 22nd, CSI acquired a line of peripheral support catheters from WavePoint Medical, LLC. As part of the transaction, WavePoint will also develop a portfolio of specialty catheters used in the treatment of chronic total occlusions and complex percutaneous coronary intervention procedures for CSI.

Cardiovascular Systems, Inc.
May 6, 2021

First uses of WIRION® embolic protection system
As previously announced on March 17th, the first patients in the U.S. were treated with the WIRION® Embolic Protection System.

First patient in Europe treated with Diamondback 360® Coronary OAS
As previously announced on February 8th, the first patient in Europe was treated with the Diamondback 360 Coronary Orbital Atherectomy System.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women globally. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in about 30 percent of patients undergoing a PCI. Significant calcium contributes to poor stent delivery, expansion and wall apposition leading to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and goals; (ii) our expectations regarding the OBL being a viable option for complex procedures; (iii) the ongoing effects of, and recovery from, the Covid pandemic; (iv) our optimism that we will benefit from the continued growth in procedure volumes throughout the fourth quarter; (v) anticipated product launches and development; (vi) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA; and (vii) anticipated upgrade of saline pumps and reduced production volumes,

Cardiovascular Systems, Inc.
May 6, 2021

and the impact thereof, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ongoing COVID-19 pandemic and the impact and scope thereof on CSI, our distribution partners, the supply chain and physicians and facilities, including government actions related to the COVID-19 outbreak, material delays and cancellations of procedures, delayed spending by healthcare providers, and distributor and supply chain disruptions; regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of us and our distribution partners to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan and with OrbusNeich; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:
Peripheral Products
Indications: The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems (OAS) indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae.

Contraindications: The OAS are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present.
Warnings/Precautions: Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

Cardiovascular Systems, Inc.
May 6, 2021

The Stealth 360® PAD System and Diamondback 360® PAD System received FDA 510(k) clearance. The Stealth 360® PAD System is CE Marked.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Diamondback 360® Coronary OAS is FDA PMA approved and CE Marked.

Cardiovascular Systems, Inc.
May 6, 2021

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2021	2020	2021	2020

Net revenues	$63,273	$61,175	$187,986	$193,999
Cost of goods sold	14,013	12,225	40,497	38,615
Gross profit	49,260	48,950	147,489	155,384
Expenses:
Selling, general and administrative	41,442	41,384	121,785	135,003
Research and development	13,163	9,964	31,816	31,515
Amortization of intangible assets	304	337	912	908
Total expenses	54,909	51,685	154,513	167,426
Loss from operations	(5,649)	(2,735)	(7,024)	(12,042)
Other (income) and expense, net	292	107	923	(101)
Loss before income taxes	(5,941)	(2,842)	(7,947)	(11,941)
Provision for income taxes	63	47	189	129
Net loss	$(6,004)	$(2,889)	$(8,136)	$(12,070)

Basic and diluted earnings per share	$(0.15)	$(0.08)	$(0.21)	$(0.35)

Basic and diluted weighted average shares outstanding	38,911,454	34,149,561	38,800,622	34,029,296

Cardiovascular Systems, Inc.
May 6, 2021

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$75,333	$185,463
Marketable securities	135,734	46,691
Accounts receivable, net	38,056	25,212
Inventories	33,367	27,706
Prepaid expenses and other current assets	2,855	2,617
Total current assets	285,345	287,689
Property and equipment, net	28,157	27,810
Intangible assets, net	15,694	16,606
Other assets	17,739	7,414
Total assets	$346,935	$339,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,644	$11,539
Accrued expenses	35,541	31,100
Deferred revenue	2,262	1,867
Total current liabilities	50,447	44,506
Long-term liabilities
Financing obligation	20,663	20,818
Deferred revenue	2,903	4,707
Other liabilities	2,471	696
Total liabilities	76,484	70,727
Commitments and contingencies	—	—
Total stockholders’ equity	270,451	268,792
Total liabilities and stockholders’ equity	$346,935	$339,519

Cardiovascular Systems, Inc.
May 6, 2021

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of this non-GAAP measure to the most comparable U.S. GAAP measure for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses this measure to conduct and evaluate its business, the economic substance behind management's decision to use this measure, the substantive reasons why management believes that this measure provides useful information to investors, the material limitations associated with the use of this measure and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2021	2020	2021	2020

Net loss	$(6,004)	$(2,889)	$(8,136)	$(12,070)
Less: Other (income) and expense, net	292	107	923	(101)
Less: Provision for income taxes	63	47	189	129
Loss from operations	(5,649)	(2,735)	(7,024)	(12,042)
Add: Stock-based compensation	3,704	3,273	12,488	10,469
Add: IPR&D charges	3,353	—	3,353	—
Add: Depreciation and amortization	1,056	1,088	3,143	3,152
Adjusted EBITDA	$2,464	$1,626	$11,960	$1,579

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense, stock-based compensation, and IPR&D charges. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

Cardiovascular Systems, Inc.
May 6, 2021

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

In addition, the Company now excludes the following item from Adjusted EBITDA:
-- IPR&D charges incurred in connection with asset acquisitions. CSI excludes charges incurred in connection with acquired IPR&D in asset acquisitions from its non-GAAP financial measures given the one-time nature of such expense, which is not used by CSI’s management to assess the core profitability of its business operations

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:
-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com
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